Filed pursuant to Rule 433
Registration Statement Nos. 333-137120, 333-137120-01, 333-137120-02, 333-137120-03,
333-137120-04, 333-137120-05, 333-137120-06, 333-137120-07 and 333-137120-08

FPL GROUP CAPITAL INC

Pricing Term Sheet

June 11, 2008

Issuer:  FPL Group Capital Inc

Underwriting Agreement dated June 11, 2008

Joint Book-Running Managers:
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Greenwich Capital Markets, Inc.
Lehman Brothers Inc.

Co-Managers:
Lazard Capital Markets LLC
Morgan Keegan & Company, Inc.

Designation:	5.35% Debentures, Series due June 15, 2013
Legal Format:	SEC Registered
Principal Amount:	$250,000,000
Date of Maturity:	June 15, 2013
Interest Payment Dates:	Each June 15 and December 15, beginning December 15, 2008
Coupon Rate:	5.35%
Price to Public:	99.992% of the principal amount thereof
Treasury Benchmark:	3.50% due May 31, 2013
Benchmark Yield:	3.472%
Spread to Benchmark Treasury:	188 basis points
Reoffer Yield:	5.352%
Trade Date:	June 11, 2008
Settlement Date:	June 17, 2008
Make-Whole Call:	At any time at 100% of the principal amount plus accrued and unpaid interest plus Make-Whole Premium at discount rate equal to Treasury Yield plus 30 basis points
CUSIP / ISIN Number:	302570 BA3 / US302570BA31

Designation:	Floating Rate Debentures, Series due June 17, 2011
Legal Format:	SEC Registered
Principal Amount:	$250,000,000
Date of Maturity:	June 17, 2011
Interest Payment Dates:	Each March 17, June 17, September 17 and December 17, beginning September 17, 2008
Coupon Rate:
Floating rate based on three-month LIBOR rate (calculated as described in the Preliminary Prospectus Supplement, dated June 11, 2008) plus 0.88%; reset quarterly on each March 17, June 17, September 17 and December 17, beginning September 17, 2008.  The floating rate that will be in effect on the Settlement Date will be determined on June 13, 2008.

Price to Public:	100% of the principal amount thereof
Trade Date:	June 11, 2008
Settlement Date:	June 17, 2008
CUSIP / ISIN Number:	302570 BB1 / US302570BB14

Expected Credit Ratings (of each series):*
Moody’s Investors Service Inc.	“A2” (stable)
Standard & Poor’s Ratings Services	“A-” (stable)
Fitch Ratings	“A” (stable)

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*    A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-227-2275 (ext. 2663), Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Greenwich Capital Markets, Inc. toll-free at 1-866-884-2071 or Lehman Brothers Inc. toll-free at 1-888-603-5847.